Exhibit 3.14

SOUTH BOW USA INFRASTRUCTURE HOLDINGS LLC

(the “Company”)

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

THE LIMITED LIABILITY COMPANY AGREEMENT OF THE CORPORATION IS HEREBY AMENDED AS FOLLOWS:

1.	The Limited Liability Company Agreement of the Company is hereby amended, effective as of November 7, 2024 (the “Effective Date”), by adding the following as Section 18:

“Section 18 Execution of Instruments – Contracts, documents and other instruments requiring execution by the Company may be signed on behalf of the Company by such directors and officers of the Company as are authorized by the board from time to time. The board may, by resolution, establish certain protocols and authorities for the signing of contracts, documents and other instruments on behalf of the Company. In the absence of any specific board authority, any person holding the office of chief executive officer, president, vice-president, director, secretary, treasurer, assistant secretary or assistant treasurer or any other office created by by-law or by the board may execute contracts, documents and other instruments, either solely or with another, on behalf of the Company. Any signing officer may affix the corporate seal to any instrument requiring the same.

[Signature page follows]

ENACTED by the board of managers of the Company effective as of the Effective Date.

/s/ Gary Salsman
Gary Salsman

/s/ Richard J. Prior
Richard J. Prior

[Signature Page to Limited Liability Company Amendment (South Bow USA Infrastructure Holdings LLC)]